Exhibit 99.1
                               Fiscal Year Ended
                                 April 30, 2008

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for year ending April 30, 2008 as first revenue producing year.

WORCESTER, MA., July 30, 2008 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. reports a net loss of 5 cents per share or $228,348 in the fiscal year ending April 30,2008. In the previous fiscal year ending April 30,2007, there was a net loss of 9 cents per share or $327,954.

Although, Mass Megawatts became a revenue producing company for the first time in its corporate history, the initial revenue for the year was insignificant. Revenue for accounting purposes can only be recognized when the sale of the product is produced and delivered.

Revenue from the recently announced United States Army sale will be recognized in the next fiscal year ending in April 2009. The 50 kilowatt wind power project will be constructed at U.S. Army Intelligence Headquarters located in Fort Huachuca, Arizona. Construction will begin this spring as part of the Army's ongoing efforts to expand into renewable energy. The U.S. Army and Fort Huachuca is highly aggressive in their efforts to pursue the use of renewable energy and American energy independence. Both issues are vital to national and world security.

The project is being coordinated by Ameresco Select, Incorporated, a leader of green energy, located in Knoxville, Tennessee, and Ameresco Incorporated, a multi billion dollar Framingham, Massachusetts based energy facilitator for the U.S. Army with a contract at Fort Huachuca. Ameresco is a world leader of energy management helping the expansion of green power in this new expanding era of clean energy.

The wind power plant also known as the Multiaxis Turbosystem (MAT) at Fort Huachuca will be constructed with the newly developed, adjustable augmenter that was recently announced by the company. The new augmenter technology reduces in a major way the cost for heavy and expensive components needed by earlier versions of augmenters needed to increase the harnessed wind velocity in order to increase the power output.

The recently announced new augmenter reduces the electric generation cost below traditional wind turbine technologies, and is directly competitive with fossil fuel power plants such as coal and natural gas at more locations than traditional wind power plants.

In the year 2007, the wind industry achieved a growth rate of more than 42 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide. In the near future, T Boone Pickens plans to invest $10 billion into wind power in the state of Texas. That is only one state. With large entities like the U. S. Army, Ameresco, and T. Boone Pickens, the wind power industry could have future growth opportunities of historical proportions.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com